Exhibit 5


                                                                   April 8, 1998
Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006

Gentlemen:

         You have requested my opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Hillenbrand Industries, Inc. (the "Corporation"), relating to the offer and sale of 3,000,000 shares of the Common Stock, no par value, of the Corporation (the "Common Stock") under the Hillenbrand Industries, Inc. 1996 Stock Option Plan approved by the Corporation's Board of Directors on January 20, 1997, and by the Corporation's shareholders on April 8, 1997 (the "Plan"). In connection with your request, I have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as I deemed necessary or appropriate to enable me to render this opinion.

         Based upon such examination, I am of the opinion that when the Common Stock has been purchased and the purchase price therefor has been paid as described in the Registration Statement, as the same may be amended, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which Common Stock is to be sold pursuant to the exercise of stock options or stock appreciation rights granted under the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                         Very truly yours,


                                                         /s/ Mark R. Lindenmeyer